EXHIBIT 10.24

RETIREMENT AND CONSULTING SERVICES AGREEMENT AND COMPLETE RELEASE OF ALL CLAIMS

This Retirement and Consulting Services Agreement and Complete Release of All Claims (“Agreement”) is entered into by and between Pioneer Energy Services Corp. (“Pioneer” or “Company”) and F.C. “Red” West (hereafter “Mr. West”), and shall be effective as of the Agreement’s Effective Date (as defined in Section 1(d) herein).

RECITALS

WHEREAS, Mr. West has announced his retirement as Pioneer’s Executive Vice President and President of Drilling Services, effective December 31, 2014, after twelve years of service to the Company;

WHEREAS, Pioneer and Mr. West wish to amicably conclude Mr. West’s employment as Executive Vice President and President of Drilling Services;

WHEREAS, Pioneer believes that in light of Mr. West’s long and outstanding career, it would be prudent to secure Mr. West’s agreement to provide advice and counsel from time to time on matters within his experience and expertise, following his retirement from his Executive Vice President and President of Drilling Services position;

WHEREAS, Pioneer has determined it will provide Mr. West with certain additional benefits, in addition to those to which he was otherwise entitled, in connection with his retirement from his Executive Vice President and President of Drilling Services position, as well as consideration for his additional services to be provided following his retirement from that position; and

WHEREAS, in connection with Mr. West’s employment with the Company, Mr. West was made a participant in the Company’s Key Employee Severance Plan (“KESP”);

NOW, THEREFORE, in consideration of the mutual promises contained within this Retirement and Consulting Services Agreement, Pioneer and Mr. West agree as follows:

1.    Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

a.    Affiliates. The term Affiliates means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by family relationship, or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

b.    Corporate Group. The term Corporate Group shall mean the Company and its Affiliates and each of their respective past or present officers, directors, partners, shareholders, agents, employees, attorneys, trustees, successors, and assigns, and/or any or all of the foregoing.

c.    Person. The term Person shall mean and include any individual, corporation (including non-profit corporations), general or limited partnership, limited liability company, joint venture, estate, trust, organization, or other entity.

d.    Effective Date. The term Effective Date as used in this Agreement shall mean January 1, 2015, or the first date on which both Pioneer and Mr. West have executed the Agreement, whichever is later.

2.    Title and Position. Mr. West will retire from his Executive Vice President and President of Drilling Services position effective December 31, 2014. In consideration for this Agreement, following his December 31, 2014 retirement, Mr. West agrees to be employed as Executive Consultant for Pioneer. In his position as Executive Consultant, Mr. West will report to Mr. William Stacy Locke, President and Chief Executive Officer. As Executive Consultant, Mr. West agrees to be available on a reasonable basis to provide the services described below. Mr. West’s duties as Executive Consultant shall include assisting and advising the Company generally, and specifically with regard to (i) the development of turnkey well proposals, (ii) operational oversight of turnkey well operations, (iii) the disposal of certain non-core drilling assets, and (iv) the design of the Company’s next-generation drilling rig. Mr. West may also perform additional duties requested by Mr. William Stacy Locke, President and Chief Executive Officer, and mutually agreed to by Mr. West.

3.    Term and Termination of Agreement.

a.    Term. The Term of Mr. West’s employment as Executive Consultant shall run from the Effective Date of this Agreement through December 31, 2015.

b.    Extension of Term. Following the expiration of the Term of Mr. West’s employment as Executive Consultant on December 31, 2015, Mr. West and Pioneer may, through mutual written agreement, elect to continue his tenure as Executive Consultant on an annual or other basis.

c.    “Termination Date.” The term “Termination Date,” as used in this Agreement, shall mean December 31, 2015. If the Agreement is extended by the parties’ mutual written election beyond that date, the Termination Date shall be the date specified in the parties’ mutual written agreement required under Section 3(b).

4.    Compensation and Benefits. Mr. West shall receive annualized wages of $150,000 in his position as Executive Consultant. Mr. West’s wages as Executive Consultant shall be paid in accordance with the Company’s standard payroll procedures. As an employee of Pioneer, Mr. West and his benefits shall remain eligible to participate in the Company’s Medical, Dental, and Vision health and welfare plans during the Term of this Agreement.

In the event of Mr. West's inability to fulfill the Term of this Agreement due to his death or disability, Mr. West shall receive the full amount of his wages to which he would have otherwise been entitled through the Termination Date of this Agreement.

5.    Employee Status. Pioneer and Mr. West understand and intend that Mr. West’s Executive Consultant position shall be classified as a part-time, salaried exempt employee under the Fair Labor Standards Act. In this capacity, Mr. West shall only have the authority to act for or on behalf of the Company, or to assume or create any obligation or responsibility, express or implied, for the Company, insofar as such authority is expressly granted to him in writing by Mr. William Stacy Locke, President and Chief Executive Officer.

It is agreed by Mr. West and Pioneer that Mr. West’s Executive Consultant position shall not be one of a director or senior officer of Pioneer, and Mr. West shall not be provided, have access to, or otherwise be privy to the Company’s material non-public information.

6.    Payment to Mr. West. Within the earlier of (i) January 15, 2015, if the Effective Date of this Agreement is on or before January 8, 2015, and provided that Mr. West does not revoke this Agreement as provided for in Section 11 or (ii) ten (10) days following the Effective Date of the Agreement, if the Effective Date is after January 8, 2015 and provided that Mr. West does not revoke this Agreement as provided for in Section 11, Mr. West shall receive the following (collectively, the “Benefits” paid to him under this Agreement):

a.    A lump sum payment in the amount of $2,034,320.00, less all applicable deductions and withholdings, representing:

i.	Payment in the amount of $1,376,000.00, representing 24 months’ severance pay and projected payments under the Company’s Annual Incentive Plan;

ii.	Payment in the amount of $329,440.00, representing accelerated payment on Mr. West’s 2015 restricted cash vesting;

iii.	Payment in the amount of $219,440.00, representing accelerated payment on Mr. West’s 2016 restricted cash vesting;

iv.	Payment in the amount of $109,440.00, representing accelerated payment on Mr. West’s 2017 restricted cash vesting;

b.    22,564 shares of common stock of the Company, representing acceleration of Mr. West’s 2012 performance award of restricted stock units;

c.    29,308 shares of common stock of the Company, representing acceleration of Mr. West’s 2013 performance award of restricted stock units; and

d.    27,025 shares of common stock of the Company, representing acceleration of Mr. West’s 2014 performance award of restricted stock units.

Additionally, Mr. West shall receive a payment under the Company’s 2014 Annual Incentive Plan in an amount to be determined by plan. Pioneer expects that Mr. West’s payment under the 2014 Annual Incentive Plan will be payable in February 2015.

Mr. West acknowledges and agrees that any Benefits to be paid or provided under this Agreement must commence no later than March 31, 2015. Should Mr. West fail to execute this Agreement at such a date to allow the Benefits to be paid or provided on or before March 31, 2015, subject to the review and revocation periods set forth Section 11, he acknowledges and agrees that any Benefits otherwise owed under this Agreement shall be forfeited. It is acknowledged and agreed by Mr. West that the Benefits to be paid to him under this Agreement and in this Section 6 are, in good and substantial part, in addition to any compensation or benefits to which he would have otherwise been entitled. Mr. West further agrees that the Benefits to be paid to him under this Agreement are greater than any to which he would have been entitled to under the KESP and, in consideration for the payment of Benefits paid to him under this Section 6, Mr. West waives any and all rights to benefits owed to him under the KESP and releases the Corporate Group from any liabilities under the KESP.

7.    Complete Release of All Claims.

a.    In General. In exchange for the Benefits identified in Section 6 and Pioneer’s promises contained in this Agreement, Mr. West agrees to irrevocably and unconditionally release any and all Claims he may now have against Pioneer and other parties as set forth in this Section.
b.    Released Parties. The Released Parties are Pioneer Energy Services, Pioneer’s corporate parents, subsidiaries, and any other related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; all of Pioneer’s past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, insurers, agents; and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection.
c.    Claims Released. Mr. West understands and agrees he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type (“Released Claims”) that he may have against any Released Party through the Effective Date of this Agreement. Mr. West further understands the Claims he is releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment) and retaliation; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Age Discrimination in Employment Act, which prohibits employment discrimination on the basis of age; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, Texas, or local laws prohibiting employment or wage discrimination and/or retaliation (including but not limited to Chapters 21, 61, 62, and 451 of the Texas Labor Code).
Federal Employment Statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the National Labor Relations Act; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Consolidated Omnibus Budget Reconciliation Act, which, among other things, permits employees to purchase continued health coverage; the Fair Labor Standards Act of 1938 and state laws which regulates wage and hour matters; the Occupational Safety and Health Administration Act; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment.
Other Laws, such as any federal, state, or local laws restricting an employer’s right to terminate employees, pertaining to employee’s pay (to include vacation pay), otherwise regulating or relating to employment, prohibiting workers’ compensation retaliation, enforcing express or implied employment contracts, or requiring an employer to deal with employees fairly or in good faith.
Tort & Contract Claims, such as claims for physical or personal injury, assault, wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, interference with contract or with prospective economic advantage, negligent investigation, breach of express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.
d.    Unknown Claims. Mr. West understands he is releasing Claims he may not know about. Nevertheless, Mr. West voluntarily assumes that risk, and he agrees this Agreement shall remain effective in all respects. Mr. West expressly waive all rights he might have under any law that is intended to protect him from waiving unknown claims, and by signing below he acknowledges the significance of doing so.

8.    Treatment of Outstanding Performance and Equity Awards. Pioneer’s records reflect, as of the Effective Date of this Agreement, Mr. West has the outstanding stock option awards described on Schedule A of this Agreement. The stock option awards described on Schedule A will continue to be exercisable by Mr. West in accordance with their terms and conditions. Mr. West will have until ninety (90) days following the Termination Date of this Agreement to exercise any stock option awards that remain outstanding at that time. After ninety (90) days following the Termination Date of this Agreement, all of Mr. West’s then-outstanding stock options awards will be cancelled and no longer exercisable, irrespective of the expiration date(s) otherwise reflected on Schedule A.

9.    Access to Confidential, Proprietary, and Trade Secret Information. Pioneer agrees that, during the Term of this Agreement and during Mr. West’s employment as Executive Consultant, it will provide Mr. West with documents, data, and information constituting proprietary, confidential, and trade secret property of the Company (collectively, “Confidential Information”). The Confidential Information provided to Mr. West shall include Pioneer’s client lists and related information, pricing information, strategic business plans, methodologies, and management philosophy relating to Pioneer’s business. Mr. West agrees this Confidential Information constitutes proprietary, confidential, and trade secret information of Pioneer, and its protection and maintenance constitute a legitimate business interest of the Company.

10.    Covenants of Mr. West.

a.    Covenant to Maintain Confidentiality of Confidential Information. Mr. West acknowledges the sensitivity, confidential, and proprietary nature of Pioneer’s Confidential Information, and Mr. West agrees to keep all such information strictly confidential. In this regard, Mr. West shall not at any time or in any manner, either directly or indirectly, divulge, disclose, communicate, or use the Confidential Information he obtains, Pioneer provides, or he is otherwise exposed to during the Term of this Agreement. Mr. West also understands and agrees his obligation regarding the non-disclosure of Confidential Information obtained from Pioneer shall continue beyond the Termination Date of this Agreement.

b.    Covenants Not to Solicit. Mr. West agrees that, from the Effective Date of this Agreement through the Termination Date of this Agreement, he shall not, directly or indirectly, solicit for employment, or otherwise encourage the departure of, any employee working for Pioneer. Mr. West further agrees that, from the Effective Date of this Agreement through the Termination Date of this Agreement, he shall not, directly or indirectly, solicit, attempt to solicit, divert, or attempt to divert any business, entity, or other Person away from Pioneer who (i) was a customer or client, or prospective customer or client, of the Company during his employment with the Company or the Term of this Agreement and/or (ii) he collected information on, contacted, solicited, serviced, or sold services to as an employee of the Company or during the Term of this Agreement.

c.    Consideration. Mr. West acknowledges that, in exchange for agreeing to these Covenants identified in this Section 10, he shall receive substantial, valuable consideration from Pioneer, including being provided access to the Confidential Information identified in Section

9. Mr. West acknowledges and agrees that he would not otherwise be provided with the Company’s Confidential Information had he not agreed to the Covenants in this Section 10, and that Pioneer has a legitimate business interest in protecting its Confidential Information.

d.    Miscellaneous.

i.    Mr. West agrees the Covenants in this Section 10 constitute separate agreements, independently supported by good, substantial, and adequate consideration. Thus, in case any one or more of the Covenants in this Section 10 shall be held to be invalid, illegal or unenforceable for any reason, Mr. West agrees the invalidity, illegality or unenforceability of any provision shall not affect any other provision in this Agreement.

ii.    Mr. West agrees that a breach or violation, or a threatened breach or violation, of any Covenant in this Section 10 shall entitle Pioneer to an injunction issued by any court of competent jurisdiction, restraining any breach or threatened breach of any Covenant. The right to an injunction shall be in addition to, and not in lieu of, any other remedies to Pioneer may be justly entitled. Further, Mr. West agrees that if a Court determines there has been any breach of any Covenant in this Agreement, the time period of such Covenant shall be extended for the amount of time that Mr. West is found to have been in breach thereof.

iii.    Mr. West and Pioneer agree that the limitations of these Covenants with respect to duration and scope of activity are reasonable. However, if any court shall determine that the duration or scope of activity of any restriction is unreasonable or unenforceable, it is the intention of Mr. West and Pioneer that such Covenant shall not be terminated, but instead shall be deemed revised or amended to the extent required to render it valid and enforceable.

iv.    Mr. West agrees that the representations contained in these Covenants shall be construed as ancillary to the provision of Confidential Information, as provided for by Section 9 of this Agreement.

11.    Review, Revocation, and Tender Back.

a.    Review.  Mr. West acknowledges that: (a) he has carefully read this Agreement; (b) he fully understands it; and (c) he is entering into it voluntarily.  Mr. West further acknowledges that he sought the advice of his attorney before signing this Agreement.

b.    Revocation. Mr. West acknowledges he may revoke this Agreement at any time within seven (7) days of the date on which he signs this Agreement.  Further, Mr. West acknowledges that, before signing this Agreement, he was permitted a period of at least twenty-one (21) days in which to consider this Agreement.  Mr. West further acknowledges that he either took advantage of this period to consider this Agreement before signing it, or to the extent he signed the Agreement before the end of the twenty-one (21) day period, it was his voluntary decision to do so.

c.    Tender Back Provision.  Mr. West acknowledges and agrees he will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Agreement.  Should Mr. West ever attempt to challenge the terms of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against Pioneer or any Released Party based upon a Claim covered by this Agreement, he will as a condition precedent to such action repay all Benefits paid to him under this Agreement, including all payments and awards provided to him under Section 6 of this Agreement.  Furthermore, if Mr. West does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against Pioneer or any Released Party based upon a Claim covered by this Agreement, he shall pay to Pioneer all its costs and attorneys’ fees incurred in its defense of his action.  This paragraph is in no way intended to constitute a waiver of Mr. West’s right to challenge the enforceability of this Agreement as a defense to any action by Pioneer against him for breach of this Agreement.  Under such circumstances, Mr. West will not be obligated to repay any amounts paid to him under this Agreement.

It is understood and agreed Mr. West shall not be required to repay the amounts paid to him under the terms of this Agreement or pay Pioneer all its costs and attorneys’ fees incurred in its defense of his action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event Mr. West seeks to challenge his waiver of claims under the Age Discrimination in Employment Act.

12.    Execution of this Agreement. Mr. West understands and agrees that his employment as Executive Consultant, as provided for and pursuant to the terms set forth in this Agreement, is subject to the following prerequisites: (i) his execution of this Agreement, (ii) this Agreement becoming irrevocable pursuant to Section 11, and (iii) his fulfilling all duties and promised described in this Agreement. Mr. West acknowledges and agrees that (i) the record of stock options awards described on Schedule A of this Agreement is complete and accurate, (ii) he is entitled to no other severance payments or benefits under any other employment or severance plan, arrangement, or agreement, including, without limitation, the KESP maintained by Pioneer, and (iii) his participation in each employment or severance plan, arrangement, or agreement (including the KESP) is terminated with no future rights with respect thereto. Notwithstanding any other provision in this Agreement, Mr. West is entitled to all vested benefits under Pioneer’s 401(k) Plan. Mr. West further acknowledges that his employment as Executive Consultant for Pioneer, as well as the Benefits to be paid to him under this Agreement, are not required by Pioneer’s policies or procedures any other existing contractual arrangement and therefore constitute value and consideration to which he was not already entitled.

13.    Tax Matters.    All Benefits, compensation, or other payments described in this Agreement shall be subject to all lawful deductions and withholdings. To ensure compliance with Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder, the provisions of this Section shall govern over any conflicting provision in this Agreement. It is the intent of Mr. West and Pioneer to comply with the requirements of Section 409A. This Agreement and any ambiguities herein shall be interpreted and administered to comply with such requirements. Mr. West and Pioneer intend that no payment pursuant to this Agreement will give rise to any adverse tax consequences to either party pursuant to Section 409A; however, Mr. West acknowledges and agrees that Pioneer does not guarantee any particular tax treatment and that he is solely responsible for any taxes owed as a result of payments made pursuant to this Agreement.

Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided to Mr. West is taxable, unless stated otherwise (i) reimbursements and in-kind benefits will be provided only for the Term of Mr. West’s employment with Pioneer, (ii) the expenses eligible for reimbursement or the in-kind benefits provided to Mr. West in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, (iii) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

With respect to payments payable under this Agreement, each payment that may be subject to Section 409A is considered a separate payment within the meaning of the final regulations under Section 409A.

14.    Notices. For the purposes of this Agreement, notices, demands, and any other communications provided for herein shall be made in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, addressed as follows:

If to Pioneer:

Pioneer Energy Services Corp.
Attn: Mr. William Stacy Locke, President and Chief Executive Officer
1250 NE Loop 410, Suite 1000
San Antonio, Texas 78209

With a copy to:

Schmoyer Reinhard LLP
Attn: Justin Barbour
17806 IH 10 West, Suite 400
San Antonio, Texas 78257

If to Mr. West:

F.C. “Red” West
2503 Turkey Neck Cir
Rockport, Tx 78382

15.    Interpretation. This Agreement shall be construed as a whole according to its fair meaning, and the Agreement shall not be construed strictly for or against Mr. West or Pioneer. The provisions of this Agreement are severable, and the invalidity or unenforceability, in part or in whole, of any provision of this Agreement shall not affect the validity or enforceability of any other provision. In addition, in the event any provision of this Agreement (or any portion thereof) is determined by a court of competent jurisdiction to be unenforceable as drafted by virtue of scope, duration, extent, or character of any obligation contained, the parties expressly acknowledge such provisions (or any portion thereof) shall be construed in the manner designated to effectuate the purposes of such provisions to the maximum extent enforceable under the applicable law. This Agreement shall be governed by the statutes and common law of the State of Texas. Any disputes arising from this Agreement, or the enforceability or alleged breach thereof, shall be submitted to mandatory, binding arbitration in San Antonio, Texas, pursuant to the terms and conditions of Pioneer’s Open Door Policy.

16.    Miscellaneous.

a.    Age Representation. Mr. West is over the age of forty (40) as of the Effective Date of this Agreement.

b.    Confidentiality. Mr. West promises and agrees he will keep the terms and conditions of this Agreement confidential, and he will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms of this Agreement, except to the extent necessary to report income to the appropriate taxing authorities, in response to an order or subpoena of a court of competent jurisdiction, in response to any subpoena issued by a state or federal governmental agency and/or as otherwise required by law.

c.    Entire Agreement. This Agreement constitutes the entire agreement between Mr. West and Pioneer and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of the Agreement.

d.    Severability.    If any term, provision, covenant, or condition of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall not be affected, impaired, or invalidated.

e.    Waiver. No delay or omission by Pioneer in exercising any right under this Agreement shall operate as a waiver of that or any other right under this Agreement. Pioneer’s waiver or consent on any one occasion shall be effective only in that instance, and shall not be construed as a bar or waiver or any other right or provision in this Agreement on any other occasion.

f.    Amendment.    This Agreement may not be amended or modified except by a written agreement signed by Mr. West and the Chief Executive Officer of Pioneer.

g.    Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, both Mr. West and Pioneer, as well as their respective heirs, successors, and assigns, including any corporation with which, or into which, Pioneer may be merged or which may succeed to its assets or business. However, the obligations under this Agreement are personal to Mr. West and shall not be assigned.

h.    Headings. The headings and titles in this Agreement are for convenience only, and they shall not limit or otherwise affect the meaning of any terms in this Agreement or be used in the construction of any provision in this Agreement.

AGREED AND ACCEPTED:

Pioneer Energy Services Corp.

/s/ Wm. Stacy Locke             November 6, 2014
William Stacy Locke                    Date
President and Chief Executive Officer

/s/ F.C. West                     November 5, 2014
F.C. “Red” West                    Date